Exhibit (C)(1)(C)

Deutsche Bank

Corporate & Investment Banking

Preliminary Draft Subject to Update

Project Carter II

Discussion Materials

July 27th, 2016

Deutsche Bank Securities Inc., a subsid diary of Deutsche Bank AG, conducts investment banking and securities activities in the United States.

CONFIDENTIAL

This presentation (the “Presentation”) has been prepared at the request of, and exclusively for the benefit of, the board of directors (solely acting in their capacity as such, the “Board of Directors”) of Endesa Americas S.A. (“Endesa Americas“, the “Client“ or “EOC-A”) by Deutsche Bank Securities Inc. (“Deutsche Bank” or “we”) solely for the purpose of assisting the Board of Directors in its consideration of a possible merger of Endesa Americas and Chilectra Americas S.A. (“Chilectra Americas” or “CHI-A”), with and into Enersis Americas (“Enersis Americas” or “ENI-A”) (“Transaction“). This Presentation may not be used or relied upon for any other purpose or by any other party. This Presentation is a summary of the oral presentation delivered by Deutsche Bank to the Board of Directors on July 27th, 2016 and, as a result, is qualified in its entirety by reference to, and should be viewed solely in conjunction with, such oral presentation.

The Board of Directors acknowledges that (a) there may be matters which may be material to the Board of Directors and are not addressed by the Presentation, (b) as to matters that are addressed by the Presentation, the depth of review, the materials and information reviewed and relied upon, the resources devoted to Deutsche Bank’s work and other determinations affecting the scope, depth or details of the Presentation may not match the Board of Directors’ needs or expectations and (c) Deutsche Bank may have discussed and may continue to discuss orally certain matters with Endesa Americas, the Board of Directors and/or its management, which may not be included or reflected in the Presentation. Therefore, the Board of Directors should not expect that the Presentation will have considered issues or information related to any or all matters which may be relevant to the Board of Directors or, with respect to the matters actually considered, that such matters were considered with a scope, or level of depth, detail or specificity appropriate for the Board of Directors. Some matters that may be relevant to the Board of Directors may have been reviewed by other advisors to or employees of Endesa Americas and these matters may not be reflected in the Presentation. Furthermore, the Presentation may not include all information or advice communicated to Endesa Americas, its Board of Directors and/or its management, including the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on Deutsche Bank’s review undertaken in connection with the Presentation.

We understand that the Transaction contemplates the merger of Endesa Americas and Chilectra Americas S.A. (“Chilectra Americas” or “CHI-A”), with and into Enersis Americas (“Enersis Americas” or “ENI-A”).

This Presentation is not to be considered a Fairness Opinion and, accordingly, does not constitute, and does not address, any opinion as to the fairness, from a financial point of view, of the Transaction, or any consideration received in connection therewith, to Endesa Americas, the holders of any class of securities, creditors or other constituencies of Endesa Americas. This Presentation does not constitute a recommendation to the Board of Directors, any member or independent committee thereof, the management or any shareholder of Endesa Americas, or any other person or party with respect to the Transaction, including, but not limited to, a recommendation as to how any member of the Board of Directors or any holder of Endesa Americas shares should vote with respect to the Transaction or any other matter.

Deutsche Bank

Corporate & Investment Banking

CONFIDENTIAL

This Presentation was not prepared with a view towards public dissemination or disclosure, or to conform to the disclosure standards under any foreign, federal, state or local securities laws. The information provided in this Presentation may not be reproduced in whole or in part or summarized or referred to in any public document or communicated or provided to any third party without the prior written consent of Deutsche Bank, unless required by applicable law. If so required, this Presentation may be so provided only if it is reproduced in full, and any reference to Deutsche Bank or this Presentation in any document submitted pursuant to such applicable law, is made after previous notice to, and consultation with, Deutsche Bank and, accordingly, is in a form reasonably acceptable to Deutsche Bank and its counsel.

None of Deutsche Bank nor any of its affiliates, nor any of its or their respective officers, directors, employees, advisors, agents or representatives makes, and each hereby expressly disclaims, any express or implied representation or warranty as to the accuracy or completeness of any information (including, but not limited to, financial and operational forecasts and/or estimates or projections of the Board of Directors or assumptions on which such forecasts and/or estimates or projections were based) contained in or used in the preparation of this Presentation, including without limitation with respect to Endesa Americas, Enersis Americas and Chilectra Americas and their respective affiliates.

Deutsche Bank expresses no opinion as to the merits of the underlying decision by Endesa Americas or its affiliates (including, but not limited to, Enersis Americas and Chilectra Americas) to engage in the Transaction or any document entered into in connection therewith or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Statements and opinions regarding Endesa Americas’s investment case, positioning and valuation are not, and should not be construed as, an indication that Deutsche Bank or any of its affiliates will provide favorable research coverage of Endesa Americas, Enersis Americas or Chilectra Americas or publish research containing any particular rating or price target for their respective securities.

Deutsche Bank has not, with your knowledge and permission, assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or otherwise furnished to it, concerning Endesa Americas or its affiliates (including, but not limited to, Enersis Americas and Chilectra Americas), including, without limitation, any financial or operating information or forecasts, estimates or projections or assumptions underlying such projections in connection with the preparation of this Presentation. Accordingly, in preparing these materials, Deutsche Bank has, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information.

Any valuations, financial and other forecasts and/or estimates or projections and other assumptions relating to Codensa S.A. E.S.P., Empresa de Energía de Cundinamarca S.A. E.S.P., Empresa de Distribución Eléctrica de Lima Norte S.A.A., Inversiones Distrilima S.A., Generalima, S.A.C., Empresa Eléctrica de Piura S.A., and Central Dock Sud S.A. reflected in this Presentation (the “Enersis Americas Forecasts”) have been provided to us by the management of Enersis Americas and by Enersis Americas’ advisors, as authorized by Endesa Americas and Enersis Americas’ respective boards of directors. At the direction of the Endesa Americas Board of Directors, Deutsche Bank has limited its discussions with the management of Endesa Americas regarding the Enersis Americas Forecasts. Regar ng such Enersis Americas Forecasts, Deutsche Bank has discussed with management of Endesa Americas only certain modifications made by management of Endesa Americas to certain working capital assumptions therein. In addition, in accordance with the terms of our Engagement Letter, Deutsche Bank has not carried out an independent review or investigation of the Enersis Americas Forecasts and has, at the direction of management of Endesa Americas, used the Enersis Americas Forecasts in its financial analysis in the form provided by the management of Enersis Americas to Deutsche Bank, with such modifications to certain working capital assumptions noted above.

Deutsche Bank

Corporate & Investment Banking

CONFIDENTIAL

It should be understood that any valuations, financial and other forecasts and/or estimates or projections and other assumptions contained in this Presentation, including the Enersis Americas Forecasts, involve numerous and significant subjective determinations and assumptions by the managements of Endesa Americas or Enersis Americas, as the case may be, which may not be correct. As a result, it is expected that actual results may vary materially from the results shown herein. In addition, with respect to any such valuations, financial and other forecasts and/or estimates or projections and assumptions (including, but not limited to, the Enersis Americas Forecasts) made available to Deutsche Bank and used in this Presentation, Deutsche Bank has assumed, with Endesa Americas’s knowledge and permission, that any such information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Endesa Americas and Enersis Americas, as the case may be, as to the matters covered thereby. In rendering this Presentation, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. In addition, Deutsche Bank has assumed that any such information has been obtained and prepared by Endesa Americas and Enersis Americas, as the case may be, and has been made available to Deutsche Bank in compliance with Chilean or any other applicable law and regulations. Deutsche Bank did not develop its own independent forecasts, projections or assumptions with respect to the business or prospects of Endesa Americas, Enersis Americas or Chilectra Americas or the impact of the Transaction on any such parties.

Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets, stock or liabilities (including, but not limited to, any contingent, derivative or off-balance-sheet assets and liabilities), of Endesa Americas or any of its affiliates (including, but not limited to, Enersis Americas and Chilectra Americas). Accordingly, the analyses contained in the Presentation are not, and do not purport to be, appraisals (including a “peritaje” for purposes of Chilean law and regulations) of the assets, stock, business or liabilities of Endesa Americas or its affiliates (including, but not limited to, Enersis Americas and Chilectra Americas). Deutsche Bank has not conducted an evaluation of the solvency or fair value of Endesa Americas or any of its affiliates (including, but not limited to, Enersis Americas and Chilectra Americas) under any law relating to bankruptcy, insolvency or similar matters.

In connection with Deutsche Bank’s preparation of this Presentation, Deutsche Bank has reviewed certain publicly available financial and other information concerning Endesa Americas, Enersis Americas and Chilectra Americas and certain internal analyses, financial forecasts, long-term business plans and other information furnished to it by the managements of Endesa Americas and Enersis Americas, as the case may be. Deutsche Bank also has held discussions with certain senior officers and the other representatives and advisers of Endesa Americas regarding the businesses and prospects of Endesa Americas, Enersis Americas and Chilectra Americas. In addition, Deutsche Bank has performed such other studies and analyses and considered such other factors as it deemed appropriate.

This Presentation does not take into account the effects of the tender offer for shares of the capital stock of Endesa Americas expected to be concluded prior to the consummation of the Transaction or a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.

This Presentation is not exhaustive, and, through delivering this Presentation, Deutsche Bank is not providing legal, accounting, tax, auditing, antitrust, fiscal or regulatory advice. Deutsche Bank has accordingly relied on the assessments made by Endesa Americas and its other advisors with respect to such issues. In addition, by delivering this Presentation, Deutsche Bank shall not be deemed to be providing or arranging any loan facilities, financing or underwriting services. Nothing herein shall be taken as constituting the giving of investment advice and this Presentation is not intended to provide, and must not be taken as, the basis of any decision and should not be considered as a recommendation by Deutsche Bank. Endesa Americas must make its own independent assessment and investigations that it deems necessary. In preparing this Presentation, Deutsche Bank has acted as an independent contractor and nothing in this Presentation is intended to create or shall be construed as creating a fiduciary or agency relationship between Deutsche Bank and Endesa Americas or any of its affiliates (including, but not limited to, Enersis Americas, or Chilectra Americas) or any of their securityholders, creditors, employees or other stakeholders.

Deutsche Bank

Corporate & Investment Banking

CONFIDENTIAL

The preparation of this Presentation is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, these materials are not susceptible to partial analysis. In arriving at Deutsche Bank’s valuation set forth in this Presentation, Deutsche Bank made qualitative judgments with respect to the analyses and factors that it considered and to the specific circumstances of Endesa Americas, Enersis Americas, Chilectra Americas and the Transaction. Deutsche Bank arrived at its ultimate conclusions based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Deutsche Bank believes that the analysis must be considered as a whole and that selecting portions of the analyses and factors without considering all of the analyses and factors could create a misleading or incomplete view of the processes underlying its valuation. The estimates contained in the analysis reflected in this Presentation and the valuation resulting from Deutsche Bank’s analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable to those suggested by this Presentation. In addition, any analysis relating to the relative value of shares of Endesa Americas to Enersis Americas, shares of Enersis Americas that will be issued as a result of the Transaction or any other securities does not necessarily reflect the price at which such shares or securities actually could be acquired or sold following the Transaction.

This Presentation is necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of July 20, 2016. Accordingly, this Presentation speaks only as of July 20, 2016, and the views expressed are subject to change based upon a number of factors, including economic, market and other conditions and the business and prospects of Endesa Americas, Enersis Americas and Chilectra Americas. Deutsche Bank does not undertake, and hereby expressly disclaims, any undertaking or obligation to update or otherwise revise these materials after July 20, 2016 or to advise any person of any change in any fact or matter affecting these materials of which Deutsche Bank becomes aware after July 20, 2016.

Deutsche Bank will be paid a fee for its services as financial advisor to Endesa Americas in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. Endesa Americas has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking , transaction banking, financing and other financial services to Endesa Americas, Chilectra Americas, Enersis Americas or their respective affiliates for which it has received compensation. DB Group may also provide investment and commercial banking services to Endesa Americas, Chilectra Americas and Enersis Americas in the future, for which we would expect the DB Group to receive compensatio on. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Endesa Americas, Chilectra Americas or Enersis Americas for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Deutsche Bank

Corporate & Investment Banking

CONFIDENTIAL

Key considerations of the proposed transaction

-    The exchange ratios for the merger are 2.80 shares of ENI-A for each share of EOC-A and 5 shares of ENI-A

Exchange ratios     for each share of CHI-A

-    ENI-A agrees to mak a tender offer for the shares of EOC-A not owned by ENI-A, for up to a 40.02% of EOC-A

Proposed tender offer(a)     capital stock, at a proposed price of CLP 285 per share

-    The tender offer is conditioned to the approval of the merger and the limited exercise of withdrawal rights

-    The merger is conditioned to approval by the holders of two thirds of the outstanding voting shares of each of the companies, EOC-A, ENI-A and CHI-A

    -Unless holders of more than ~85% of the ENI-A shares not directly or indirectly owned by Enel SpA

Shareholders’ voting and     vote against the proposed merger, the merger and the exchange ratios would be approved

approval     -Unless holders of more than ~83% of the EOC-A shares not owned by ENI-A vote against the proposed merger, the merger and the exchange ratios would be approved

    -ENI-A owns 99.1% of CHI-A shares, thus the CHI-A shareholders approval for the merger is expected to be obtained

-    The merger is conditioned to less than (a) 10% of the outstanding shares of ENI-A, (b) 7.72% of the outstanding shares of EOC-A and (c) 0.91% of the outstanding shares of CHI-A exercising the right of withdrawal in

Withdrawal rights limits     connection with the merger

-    In addition, no person may, either directly or indirectly, hold more than 65% of ENI-A2’s share capital entitled to vote following the merger

Other conditions to the    - ENI-A obtains all regulatory registrations and approvals for the issuance of the new shares to be issued and

merger     exchanged for EOC-A and CHI-A shares

Deutsche Bank

Corporate & Investment Banking

(a) Deutsche Bank has assumed with the Client’s knowledge and permission that the tender offer is not material to the valuation analysis reflected in the report

Source: Client

CONFIDENTIAL

Valuation methodology

Overview – The Transaction contemplates the merger of Endesa Americas (“EOC-A”) and Chilectra Americas (“CHI-A”) with and into Enersis Americas

(“ENI-A”) to create Enersis Americas II (“Enersis Americas MergeCo” or “ENI-A2”)

– A valuation analysis has been performed for each of the three companies involved in the merger based on: discounted cash flow (“DCF”)

methodology, with share price evolution as well as trading and transaction multiples as secondary valuation methodologies

– Our valuation is based on operating and financial projections from 2016 to 2020 as provided by the Client and Enersis Americas, which include projections for entities contributed into the merger by the Client, Enersis Americas, and Chilectra Americas. In certain cases (limited term concessions where perpetuity will not apply), these projections have been extended based on assumptions provided by Client and have been reviewed and approved by the Client

Valuation – Our valuation date is as of June 30, 2016, utilizing the latest June 30, 2016 audited balance sheet figures available for Endesa Americas, Enersis

Americas and Chilectra Americas

– Our calculation results in a range of equity values for each of the three entities contributed into the merger based on our DCF valuation utilizing ranges of the following criteria:

– WACC + /- 7.5% proportional spread

– Perpetual growth rate (PGR) + /- 0.25%, where applicable

– A dividend to shareholders of CHI-A in the amount of CLP120bn has been considered in the analysis of the exchange ratio and other analyses

Equity value within this report. According to the Client’s management, this dividend will be put to a vote in the next extraordinary shareholders meeting that contribution will deliberate on the merger

– Transaction tax benefits have already been included as indicated by Client in the operating and financial projections received

Implied

ownership – We have calculated the implied ownership stake range of EOC-A minorities in the newly created ENI-A2 stake

– We have calculated the exchange ratio ranges resulting from the equity value ranges resulting from the various valuation methodologies,

Exchange ratio benchmarking those with the exchange ratio ranges derived from the trading prices of ENI-A, EOC-A, and CHI-A

– In connection with the CHI-A merger into ENI-A, we have assumed the exchange ratio of 5 shares of ENI-A for each share of CHI-A

Deutsche Bank

Corporate & Investment Banking

CONFIDENTIAL

Preliminary Draft Subject to Update

EOC-A and ENI-A share price performance and price ratio

EOC-A has been trading     EOC-A share price performance since Client’s inceptionENI-A share price performance since Client’s inception

in line with the deal terms,     33035120300

with a floor determined by

    32030

the tender offer price     115250

    31025115.5

    311.2110200

(CLP)    300(mm)(CLP)110.6(mm)

    299.020

price    290aresprice 105150 ares

    280285.015 ShSh

Share    10Share 100100

    270

    26059550

    2500900

    EOC-A daily volumeEOC-A price

    ENI-A daily volumeENI-A priceAverage price

    Tender offer priceAverage price

    Implied exchange ratio since Client’s inception

    2.95x2.93x

A

-    2.90x

EOC    2.85x2.80x

of

share    2.75x 2.80x

    2.70x

per    2.70x

A

-

ENI    2.65x2.59x

of    2.60x

Shares    2.55x

    2.50x

    Shares of ENI-A per share of EOC-AProposed merger exchange ratioMin / Max

Deutsche Bank Note: Market data as of 7/20/2016

Corporate & Investment Banking Source: Factset, Client

CONFIDENTIAL

Preliminary Draft Subject to Update

Trading levels vs peers

EOC-A is trading    TEV / 2016E EBITDA

slightly below other

integrated companies in     12.0x

Latin America

    10.6x

    10.0x

    8.8x

    Integrated peers mean: 7.3x

    8.0xTotal mean: 7.0x

    7.0x6.8x

A)    6.7x6.7x

    6.2x

EBITD    6.0x

/    5.3x

(TEV    4.8x

    4.0x

    2.0x

    0.0x

    EOC-AENI-AENI-CCPFLCEMIGEDPLightCopelPampa

Deutsche Bank

Corporate & Investment Banking

Note: Market data as of 7/20/2016. The medians of integrated peers and total are 6.8x and 6.7x, respectively

Source: Factset

CONFIDENTIAL

Key DCF assumptions

-    Projections for all subsidiaries from 2016 – 2020 as per business plan provided by the Client and Enersis

    Americas

-    Projections for Costanera, Dock Sud, Emgesa, Cachoeira, CIEN, Fortaleza and El Chocón were extended

Financial projections     beyond 2020 as per assumptions provided by the Client and as reviewed by the Client

-    Projections in local currency converted into US Dollars using the macroeconomic assumptions provided by the

    Client

-    Discounted cash flows to firm

Valuation methodology    - Gordon growth model applied to terminal free cash flow for cases where the Client assumes the operations continue and / or the concession is renewed

-    Residual value considerations for subsidiaries with ending concessions

Valuation date    - Valuation date as of 6/30/2016 (latest audited balance sheet figures available from the Client and Enersis

    Americas)

WACC    - US nominal WACC per country / business line

Perpetuity growth rate    - US long term inflation rate of 2.2% applied to terminal year valuation

-    Gross debt and cash and equivalents based on audited financials as of 6/30/2016. Both interest bearing debt

Net debt     and debt-like items (derivatives, provisions, etc) have been included for consistency across analysis

-    Foreign currency debt converted to US Dollars based on exchange rate provided by the Client

Deutsche Bank

Corporate & Investment Banking

Source: Client

CONFIDENTIAL

Preliminary Draft
Subject to Update

Valuation details

Endesa Americas SOTP DCF valuation

(US$ in millions)

	Company	Segment	EOC-A Stake	Net Debt [a]	WACC [b]	PGR	100% TEV Low	100% TEV High	100% Equity value Low	100% Equity value High	Current market cap. [c]
Colombia	Emgesa	Generation	26.9%	$1,682	8.2%	2.2%	$6,594	$8,537	$4,912	$6,855	n.a
	EEC	Distribution	-	0	6.7%	2.2%	-	-	-	-	n.a
	Codensa	Distribution	-	628	6.7%	2.2%	3,147	4,384	2,519	3,756	n.a
	Soc. Portuaria	Generation	25.5%	(0)	8.2%	2.2%	2	2	2	2	n.a
Brazil	Ampla	Distribution	17.4%	1,033	7.7%	2.2%	1,307	1,842	274	809	1,035
	Cachoeira	Generation	37.0%	(35)	9.2%	2.2%	403	429	438	464	n.a
	Cien	Transmission	37.1%	15	10.2%	2.2%	285	298	269	283	n.a
	Coelce	Distribution	21.9%	322	7.7%	2.2%	1,267	1,626	945	1,304	992
	EN-Brasil com y serv	Distribution	37.1%	2	7.7%	2.2%	225	309	222	307	n.a
	Enel Brasil	Holding	37.1%	(487)	9.0%	2.2%	(419)	(326)	68	162	n.a
	Fortaleza	Generation	37.1%	1	9.2%	2.2%	300	318	299	317	n.a
Peru	Chinango	Generation	50.0%	30	8.1%	2.2%	415	541	385	511	n.a
	Distrilima	Holding	-	(29)	7.4%	2.2%	(0)	1	29	29	n.a
	Edegel	Generation	62.5%	155	8.1%	2.2%	2,117	2,745	1,962	2,590	2,295
	Edelnor	Distribution	-	405	6.7%	2.2%	2,156	2,990	1,751	2,585	1,105 [e]
	Generalima	Holding	-	41	7.4%	2.2%	(246)	(181)	(286)	(222)	n.a
	Generandes	Holding	61.0%	(1)	7.4%	2.2%	(0)	(0)	1	1	n.a
	Piura	Generation	-	43	8.1%	2.2%	254	329	211	286	141
Argentina	Cemsa	Distribution	45.0%	(1)	9.6%	2.2%	33	43	34	44	n.a
	Chocon	Generation	65.4%	44	11.2%	2.2%	354	376	310	331	n.a
	Costanera	Generation	75.7%	63	11.2%	2.2%	109	114	47	52	309
	CTM	Transmission	37.1%	25	12.1%	2.2%	6	7	(19)	(18)	n.a
	Distrilec	Holding	0.9%	(0)	11.0%	2.2%	0	0	0	0	n.a
	Docksud	Generation	-	28	11.2%	2.2%	120	126	91	97	n.a
	Edesur	Distribution	0.5%	168	9.6%	2.2%	98	125	(70)	(42)	n.a
	Endesa Argentina	Holding	100.0%	(3)	11.0%	2.2%	(2)	(2)	1	2	n.a
	Hidroinvest	Holding	96.1%	(0)	11.0%	2.2%	(0)	(0)	(0)	(0)	n.a
	Southern cone	Holding	99.9%	0	11.0%	2.2%	(0)	(0)	(0)	(0)	n.a
	Tesa	Transmission	37.1%	26	12.1%	2.2%	7	9	(18)	(16)	n.a
	Yacylec [d]	Transmission	-	-	-	-	-	-	-	-	-
Total				$4,154			$18,530	$24,643	$14,376	$20,489	

Publicly traded | Privately owned

Note: Low end of valuation assumes 1.95% PGR (2.2% mid point PGR - 0.25%) and 7.5% increase in WACC. High end of valuation assumes 2.45% PGR (2.2% mid point PGR + 0.25%) and 7.5% decrease in WACC. For subsidiaries with negative TEV, the implied value calculated based on the 'high' criteria is considered as the low end of the range and vice versa

(a) As of 6/30/2016 using USD FX rate as of 7/20/16

(b) Average WACC per country utilized for companies categorized as a holding company

(c) As of 7/20/16. Note that the relevant equity securities have very low liquidity

(d) Yacylec was disconsidered as (i) Client represented that it was immaterial and (ii) no projections were provided

(e) Market data as of 7/20/2016, considers FX rate of US$/PE$ 3.31. Edelnor's market capitalization as of 7/20/2016 represents a 0.0% increase over the previous year's market capitalization of US$ 1,104 m and Edelnor stock has very low liquidity

Source: Client

Deutsche Bank
Corporate & Investment Banking
6
CONFIDENTIAL

Preliminary Draft
Subject to Update

Trading comparables overview

2016E multiples summary

Latam Generation mean	8.7x
Latam Distribution mean	8.3x
Latam Transmission mean	12.3x
Brazil Generation mean	7.8x
Brazil Distribution mean	7.5x[a]
Argentina Generation mean	5.4x[b]
Argentina Distribution mean	5.2x[b]
Argentina Transmission mean	7.6x[b]
Holding companies	8.2x[c]

TEV / EBITDA 2016E


Integrated
Mean: 7.3x
Generation
Mean: 8.7x
Distribution
Mean: 8.3x
Transmission
Mean: 12.3x
6.7x
10.6x
8.8x
7.0x
6.8x
6.7x
n.m.
4.8x
12.3x
11.1x
8.8x
8.5x
8.7x
7.9x
6.5x
8.9x
14.8x
9.7x
7.2x
n.a.
n.a.
10.6x
9.5x
n.a.
n.a.
9.5x
6.7x
5.5x
7.4x
7.7x
21.7x
Enersis Chile
CPFL
CEMIG
EDP
Light
Copel
Eletrobras
Pampa
Pehuenche
AES Gener
Endesa Chile
Colbún
E-CL
Tractebel
AES Tietê
CESP
Isagen
Edegel
Engie Peru
Piura
Costanera
Equatorial
Eletropaulo
Ampla
Coelce
Luz del Sur
Edelnor
Edenor
Alupar
TAESA
CTEEP

TEV / EBITDA 2017E


Integrated
Mean: 6.5x
Generation
Mean: 8.4x
Distribution
Mean: 7.5x
Transmission
Mean: 8.4x
6.2x
9.4x
8.6x
6.8x
5.8x
5.7x
n.m.
2.8x
12.3x
10.5x
8.4x
8.5x
8.5x
7.1x
5.7x
10.1x
14.1x
9.2x
7.2x
n.a.
n.a.
9.3x
9.0x
n.a.
n.a.
9.1x
6.3x
3.9x
8.5x
8.1x
8.5x
Enersis Chile
CPFL
CEMIG
EDP
Light
Copel
Eletrobras
Pampa
Pehuenche
AES Gener
Endesa Chile
Colbún
E-CL
Tractebel
AES Tietê
CESP
Isagen
Edegel
Engie Peru
Piura
Costanera
Equatorial
Eletropaulo
Ampla
Coelce
Luz del Sur
Edelnor
Edenor
Alupar
TAESA
CTEEP
Chile
Brazil
Colombia
Peru
Argentina

Note: Dotted line multiples excluded from means; Market data as of 7/20/2016; Net debt adjusted to include debt and cash like items
(a) Calculated as mean of Brazilian generation multiples + percent difference between between Latam generation multiples and Latam distribution multiples
(b) 62.39% adjustment ratio was applied to multiples for Argentinean companies. This discount was obtained by dividing the average WACC – PGR of Distribution, Generation and Transmission companies in Chile, Peru and Colombia, by the average WACC – PGR of Distribution, Generation and Transmission companies in Argentina
(c) Weighted average multiples based on Endesa Americas non-holding companies
Source: Client, Factset, companies financials

Deutsche Bank
Corporate & Investment Banking
7
CONFIDENTIAL

Preliminary Draft Subject to Update

Transaction multiples

TEV / LTM EBITDA

Generation    TransmissionDistributionIntegrated

Mean: 9.8x(a)    Mean: 8.4x(b)Mean: 7.3xMean: 8.6x(c)

18.5x

    17.7x

    16.2x

13.4x

12.4x     12.2x

11.7x 11.6x    11.6x11.5x11.5x

    10.8x10.5x

10.0x    10.0x10.3x

9.5x    9.8x 9.3x9.4x9.4x

    8.9x9.0x9.0x

8.7x    8.6x

    7.9x8.3x

    7.8x

    7.4x6.9x6.9x7.5x

    6.9x6.7x

6.6x    6.6x6.4x

5.8x    5.7x6.1x

    5.2x5.1x 5.1x5.2x

    4.6x

    3.9x4.2x

    3.1x

    2.0x

Deutsche Bank Note: 62.39% adjustment ratio was applied to multiples for Argentinean companies. This discount was obtained by dividing the average WACC – PGR of Distribution, Generation and

Transmission companies in Chile, Peru and Colombia, by the average WACC – PGR of Distribution, Generation and Transmission companies in Argentina Corporate & Investment Banking (a)                Generation mean excludes Pilmaiquen and El Chocon

(b)                Transmission mean excludes CTEEP 2007 CONFIDENTIAL (c)     Integrated mean excludes SAESA and LA de Caracas

Source: Thomson Reuters, Client, companies financials

Preliminary Draft Subject to Update

Valuation ranges for EOC-A, standalone ENI-A and CHI-A

Worst / best to EOC-A

    EOC-A equity value (US$mm)Standalone ENI-A equity value (US$mm)CHI-A equity value (US$mm)

SOTP DCF valuation     $4,175$4,906$6,894$8,094$674$1,175

SOTP trading based     $3,855$4,333$6,697$7,798$748$1,201

valuation

SOTP transaction     $4,494$5,013$6,867$8,022$790$1,311

based valuation

Current trading levels

valuation (min—max     $3,394$3,850N/ A$740$1,232

since Client’s inception)

$0    $3,500$7,000$0$5,000$10,000$0$1,500$3,000

Relative contribution

Worst case

Note: Ranges for SOTP DCF valuation, SOTP trading based valuation and SOTP transaction based valuation based on ranges from the worst / best valuation sensitivity analysis Best case As per EOC and ENI’s Extraordinary Shareholders Meeting on December 18, 2015, ENI-A tender offer for EOC-A priced at 285CLP / EOC-A share, representing an equity value Deutsche Bank of US$3,560 (using USD FX rate as of 7/20/16)

Current market capitalizations for EOC-A and CHI-A are US$3,919mm and US$788mm, respectively, as of 7/20/16

Corporate & Investment Banking Standalone ENI-A and CHI-A equity values consider CHI-A’s CLP120bn dividend payable to CHI-A shareholders, 99.1% of which is payable to ENI-A due to its stake in CHI-A (a)     Standalone ENI-A equity value excludes 60% stake in EOC-A and 99.1% stake in CHI-A CONFIDENTIAL

Source: Client

Preliminary Draft
Subject to Update

Valuation ranges for EOC-A and consolidated ENI-A

Worst / best to EOC-A


Equity values (US$mm) in black
Equity values / share (US$) in blue
EOC-A
Implied consolidated ENI-A (incl. 0.9% CHI-A minorities) (a)
SOTP DCF valuation
$4,175
$0.51
$4,906
$0.60
$10,512
$0.21
$11,773
$0.24
SOTP trading based valuation
$3,855
$0.47
$4,333
$0.53
$10,045
$0.20
$11,312
$0.23
SOTP transaction based valuation
$4,494
$0.55
$5,013
$0.61
$10,664
$0.22
$12,029
$0.24
Current trading levels valuation (min - max since Client's inception)(b)
$3,394
$0.41
$3,850
$0.47
$7,017
$0.14
$8,453
$0.17
$0
$1,750
$3,500
$5,250
$7,000
$0
$3,000
$6,000
$9,000
$12,000
$15,000
Relative contribution
Worst case
Best case

Note: Ranges for SOTP DCF valuation, SOTP trading based valuation and SOTP transaction based valuation based on ranges from the worst / best valuation sensitivity analysis
Based on share counts of 49,093mm and 8,202mm for ENI-A and EOC-A, respectively
Current market capitalization for Consolidated ENI-A is US$8,705mm as of 7/20/16
Standalone ENI-A and CHI-A equity values consider CHI-A's CLP120bn dividend payable to CHI-A shareholders, 99.1% of which is payable to ENI-A due to its stake in CHI-A

(a) Consolidated ENI-A equity value includes 60% stake in EOC-A and 100% of CHI-A equity value. Per share amounts assume 5.0x exchange ratio for CHI-A minorities

(b) Implied consolidated ENI-A assumes min / max of ENI-A market capitalization plus 0.9% of CHI-A market capitalization since Client's inception

Source: Client

Deutsche Bank
Corporate & Investment Banking
10
CONFIDENTIAL

Preliminary Draft Subject to Update

Implied exchange ratio ranges (ENI-A / EOC-A)

Worst / best to EOC-A

    Implied ownership stake

    Exchange ratio (ENI-A / EOC-A)of EOC-A minorities

    2.80x

    Proposed merger

    exchange ratio (a)

SOTP DCF valuation     2.12x2.80x12.4%—15.7%

SOTP trading based

valuation     2.04x2.58x12.0% -14.7%

SOTP transaction based

valuation     2.24x2.82x13.0% -15.8%

Current trading levels

valuation (min-max since     2.59x2.93x14.8%—16.3%

Client’s inception) (b)

Relative contribution

Worst case    0.00x 1.00xx2.00x3.00x4.00x5.00x

Best case

Deutsche    Bank Note: Ranges for SOTP DCF valuation, SOTP trading based valuation and SOTP transaction based valuation based on ranges from the worst / best valuation sensitivity analysis11

Corporate    & Investment Banking Standalone ENI-A and CHI-A equity values consider CHI-A’s CLP120bn dividend payable to CHI-A shareholders, 99.1% of which is payable to ENI-A due to its stake in CHI-A

    (a)As per EOC and ENI’s Extraordinary Shareholders Meeting on December 18, 2015

    (b)ENI-A / EOC-A exchange ratio calculated on a daily basis since Client’s inception based on ENI-A and EOC-A share price in CLPCONFIDENTIAL

    Source: Client